Exhibit 10.26

Sloan-Kettering Institute for Cancer
Research 1275 York Avenue
New York, NY 10021

April 9, 2010

Dr. Dragan Cicic, President
Actinium Pharmaceuticals, Inc.
clo Stempel Bennett Claman & Hochberg, P.C.
675 Third Avenue, 31st Floor
New York, NY 10017

Dear Dragan:

Reference is made to certain obligations of Actinium Pharmaceuticals, Inc. ("API") to Sloan-Kettering Institute for Cancer Research ("SKI") and its related or affiliated entities (such entities, together with SKI, Memorial Sloan-Kettering Cancer Institute, Inc. ("MSKCC") and Memorial Hospital for Cancer and Allied Diseases, the "SKI Parties") in the approximate amount of $260,000 on the date hereof (the "Current Obligations"), consisting of obligations under (i) Section 5 and Section 6.3 of the License, Development and Commercialization Agreement, dated as of February 11, 2002, between SKI, API and Actinium Pharmaceuticals, Ltd. (the "License Agreement"); and (ii) Section 5 of the Clinical Trial Agreement, dated as of February 26, 2006, between SKI and its affiliate Memorial Hospital for Cancer and Allied Diseases and API (the "Clinical Trial Agreement"). Prior to January 1, 2012, API will incur additional obligations to SKI under Section 5 and Section 6.3 of the License Agreement and may incur other obligations to one or more of the SKI Parties for the goods and/or services provided (the "Forbearance Period Obligations," the Forbearance Period Obligations, together with the Current Obligations, the "Obligations").

In consideration of certain grants made by General Atlantic Group Limited on the date of this letter to MSKCC, SKI agrees to forbear, and to cause the other SKI Parties to forbear, from collecting the Obligations, or from otherwise enforcing its or their rights in respect of the Obligations, during the period from the date hereof until the earliest to occur of any of the following (the "Forbearance Period"): (i) January I, 2012; (ii) the date on which API has raised a minimum of US $3,000,000 in new equity financing in one or more equity financing transactions; (iii) the dissolution, liquidation, winding-up, bankruptcy or insolvency of API; the effecting of any assignment for the benefit of the creditors of API; the appointment of a trustee, conservator or similar official for all or a substantial portion of the property or assets of API; nr the initiation of any proceeding in respect of any of the foregoing or any similar proceeding; (iv) the assertion by API or any person acting in the right of, or on behalf of, API of any claims against any of the SKI Parties or any of their respective directors, trustees, officers, employees or agents (collectively, the "SKI Related Parties"), the initiation of any legal, equitable, arbitral, regulatory or other proceeding against any of the SKI Related Parties by API or any person acting in the right of, or on behalf of, API; (v) the material breach by API of any of its obligations to any of the SKI Parties under the License Agreement, the Clinical Trial Agreement or any other agreement or arrangement involving API and any of the SKI Parties, other than the breach of API's payment obligations in respect of the Obligations; (vi) any action or omission by API or any person acting in the right of, or on behalf of, API that would deny or call into question the validity or enforceability of any or all of the obligations of API to any of the SKI Parties (including, without limitation, the Obligations) or the assertion by API or any person acting in the right of, or on behalf of, API of any defense (other than the forbearance provided hereby) in respect of any such obligations; and (vii) the transfer of all or substantially all of the assets or business of API; any merger, consolidation, share exchange or other business combination of API with or into another entity, if, following such event, the stockholders of API immediately prior to such event do not directly or indirectly own a majority of the outstanding voting stock of API; or the sale, transfer or other disposition of shares of stock representing a majority of the outstanding voting stock of API, specifially excluding, however, the transfer by General Atlantic Group Limited of the shares of Actinium Holdings Limited to MSKCC on the date hereof and MSKCC's subsequent transfer of such shares to AHLB Holdings, LLC on the date hereof.

In addition, during the Forbearance Period, (x) the SKI Parties shall not terminate the License Agreement under Section 12.2 of the License Agreement, and (y) API shall be deemed to be satisfying all of its obligations under the License Agreement to use "Reasonable Commercial Efforts" (as defined in the License Agreement) and all other similar diligence standards and efforts with respect to API's obligations under the License Agreement and the Clinical Trial Agreement.

API acknowledges and agrees that, except as specifically provided in this letter agreement, the SKI Parties reserve all rights in respect of the Obligations, and API irrevocably waives any claim of waiver, laches, estoppel or any similar claim to the extent arising out of or related to the performance by SKI of its obligations under this letter agreement (or any actions or omissions of any of the other SKI Parties consistent with the obligations under this letter agreement).

This letter agreement shall be governed by New York law applicable to agreements made and to be fully performed in the State of New York. The undersigned agree that any and all claims arising under this letter or relating thereto shall be heard and determined exclusively in the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the undersigned agree to submit themselves to the personal jurisdiction of those courts and not to raise any objection to venue being had in those courts. THE UNDERSIGNED IRREVOCABLY WAIVE ANY RIGHT TO JURY TRIAL.

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If you are in agreement with the foregoing, please sign and return to us a counterpart of this letter agreement (including by fax or e-mail), at which time it will become a binding agreement between us.

SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH

Date	By:	/s/ Andrew D. Maslow
	Name:	ANDREW D. MASLOW
	Title:	DIRECTOR, OFFICE OF INDUSTRIAL AFFAIRS

Accepted and agreed as of the date first ‘sritten above:

ACTINIUM PHARMACEUTICALS, INC.

By:
Name:
Title:

If you are in agreement with the loregoing, please sign and return to us a counterpart of this letter igrecinent (including by fax or e-mail). at which time it will become a binding agreement between us.

SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH

By: \
Name
Title

Accepted and agreed as of the date first ‘sritten above:

ACTINIUM PHARMACEUTICALS, INC.

By:	/s/ Dragan Cicic
Name:	DRAGAN CICIC
Title:	CEO